EXHIBIT 99.1

Media relations contact: Judy DeRango Wicks (678) 375-1595 jdwicks@checkfree.com	Investor relations contact: Tina Moore (678) 375-1278 tmoore@checkfree.com

FOR IMMEDIATE RELEASE
CheckFree Reports Fiscal 2007 Second Quarter Results
ATLANTA (Jan. 30, 2007) — CheckFree Corporation (Nasdaq: CKFR) today announced second quarter revenue of $237.2 million, representing 11 percent growth over the same period last year. The Company’s Generally Accepted Accounting Principles (GAAP) net income for the quarter was $35.3 million, or $0.39 per share, and underlying net income was $41.8 million, or $0.46 per share. Free cash flow was $48.0 million for the second quarter as outlined in Attachment A.
GAAP Results: Net income for the second quarter of fiscal 2007 was $35.3 million, compared to net income of $33.8 million for the same quarter last year. Earnings per share were $0.39 for the second quarter of fiscal 2007, compared to earnings per share of $0.36 for the second quarter of last year. Net cash provided by operating activities was $58.9 million for the second quarter of fiscal 2007, compared to $56.8 million for the same period last year.
Underlying Results: Underlying net income for the second quarter was $41.8 million, compared to $41.0 million for the same quarter of last year. Underlying earnings per share were $0.46 for the second quarter of fiscal 2007, compared to $0.44 per share for the second quarter of last year. Underlying net income and earnings per share for the second quarter of fiscal 2007 exclude the amortization of acquisition-related intangible assets and the SFAS 123(R) impact of stock options issued prior to July 1, 2004, all net of related income tax benefits. Underlying net income and earnings per share for the second quarter of fiscal 2006 include the historical results of discontinued operations, which resulted from a business that was divested in the third quarter of fiscal 2006; and exclude the amortization of acquisition-related intangible assets and the SFAS 123(R) impact of stock options issued prior to July 1, 2004; net of related income tax effects from each of the foregoing. A reconciliation of CheckFree’s quarterly and annual underlying results to its GAAP results is included in Attachment A.
“CheckFree’s Electronic Commerce business reported solid growth in core, bank-based transactions during the quarter, while the smaller base of non-bank transactions were behind our expectations,” said Pete Kight, CheckFree Chairman and Chief Executive Officer. “Our Software business showed better-than-expected results and our Investment Services business performed as expected during the quarter, with accounts under management increasing nicely. The second half of our fiscal year will be all about balancing execution with investment in longer term growth initiatives.”

CheckFree Reports Fiscal 2007 Second Quarter Results

Second Quarter Highlights
During the second quarter of fiscal 2007, the Company reported that the Electronic Commerce Division processed 322.0 million transactions. Consumer Service Provider (CSP) transactions at banks, credit unions and other financial institutions increased 7 percent sequentially and non-CSP transactions declined 7 percent, reflecting an overall sequential transaction growth rate of 3 percent. During the second quarter, the Company delivered 54.9 million electronic bills, a 6 percent sequential quarterly increase.
The CheckFree Software Division reported results that exceeded expectations, with strong license sales in its global treasury products. The CheckFree Investment Services Division reported more than 2.6 million portfolios under management, compared to 2.1 million in the second quarter of fiscal 2006, representing a 24 percent year-over-year increase. Refer to Attachment B for details on the financial performance of CheckFree’s divisions in the second quarter of fiscal 2007, and Attachment C for electronic billing and payment metrics.
The Company also announced that it repurchased nearly 1.3 million shares of its common stock for approximately $50 million during the second quarter of fiscal 2007.
Financial Outlook for the Third Quarter
“For the third quarter of the fiscal year, we expect revenue between $241 million and $246 million, with GAAP earnings per share in the range of $0.39 to $0.41, which equates to underlying earnings per share in the range of $0.47 to $0.49,” said David Mangum, CheckFree Chief Financial Officer.
“In Electronic Commerce, we expect sequential transaction growth of 5 to 7 percent in our CSP channel, and non-CSP transaction volumes to be flat or decline by as much as 2 percent,” Mangum continued. “We expect revenue performance in our Software Division to experience a modest sequential decline from the second quarter, and portfolio growth in Investment Services to be consistent with historical rates in the third quarter.”
“Our full-year expectations for earnings per share remain $1.58 to $1.62 on a GAAP basis and $1.90 to $1.94 on an underlying basis,” he said. “And we continue to expect free cash flow in the range of $190 million to $195 million for fiscal 2007.”
“Our full-year expectations do not include any impact from the acquisition of Carreker, which we announced on January 2, 2007,” said Mangum. “We provided high-level financial expectations when we announced the acquisition, and expect to provide more specific information after the deal closes, which is expected to occur on or about March 31, 2007.”
The difference between GAAP and underlying earnings expectations for the third quarter of fiscal 2007 is due to expected acquisition-related intangible amortization expenses, the SFAS 123(R) impact of stock options issued prior to July 1, 2004, and the related income tax benefits from each of the foregoing.

CheckFree Reports Fiscal 2007 Second Quarter Results

Conference Call on the Internet
CheckFree will broadcast its conference call at 5 p.m. EST today to review financial results for the second quarter and its expectations for the third quarter and for fiscal 2007. Participants should dial 1-877-232-1067 any time after 4:45 p.m. EST and ask for the CheckFree conference call. The live conference call will be accessible through the Investor Center section of the CheckFree website at http://www.checkfreecorp.com. A digital replay of the call will be available on the CheckFree website after 7 p.m. EST.
About CheckFree (www.checkfreecorp.com)
Founded in 1981, CheckFree Corporation (Nasdaq: CKFR) provides financial electronic commerce services and products to organizations around the world. CheckFree Electronic Commerce solutions enable thousands of financial services providers and billers to offer the convenience of receiving and paying household bills online, via phone or in person through retail outlets. CheckFree Investment Services provides a broad range of investment management solutions and outsourced services to hundreds of financial services organizations, which manage about $1.7 trillion in assets. CheckFree Software develops, markets and supports payment processing solutions that are used by financial institutions to process more than two-thirds of the 14 billion Automated Clearing House transactions in the United States, and supports reconciliation, exception management, risk management, transaction process management, corporate actions processing, and compliance within thousands of organizations worldwide.
Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future, and include statements regarding the Company’s proposed acquisition of Carreker, as well as the Company’s forecasts and expectations of, revenue for the third quarter of fiscal 2007, earnings per share for the third quarter of fiscal 2007 and for fiscal 2007, sequential transaction growth and the general performance of the Company’s divisions in the third quarter of fiscal 2007, and free cash flow for fiscal 2007 as a whole (paragraphs 4, 8, 9, 10, 11 and 12). Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended June 30, 2006 (filed September 8, 2006) and Form 10-Q for the quarter ended September 30, 2006 (filed November 8, 2006). Further, with respect to the proposed acquisition of Carreker, although the Company and Carreker have signed an agreement for a subsidiary of the Company to merge with and into Carreker, there is no assurance that they will complete the proposed merger. The merger agreement will terminate if the companies do not receive necessary approval of Carreker’s stockholders or government approvals or if either Carreker or the Company fail to satisfy other conditions to closing. One or more of these factors have affected, and could in the future affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this press release will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.
# # #

CheckFree Reports Fiscal 2007 Second Quarter Results

CHECKFREE CORPORATION AND SUBSIDIARIES
Consolidated Condensed Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues:
Processing and servicing	$200,775	$185,716	$396,253	$370,356
License fees	12,321	7,822	21,395	15,380
Maintenance fees	11,924	9,966	23,454	19,629
Professional fees	12,140	10,340	24,677	22,172

Total revenues	237,160	213,844	465,779	427,537

Expenses:
Cost of processing, servicing and support	93,910	81,507	186,759	161,675
Research and development	26,323	23,770	53,061	46,827
Sales and marketing	24,270	20,742	45,545	39,164
General and administrative	17,429	16,292	35,178	32,559
Depreciation and amortization	21,307	19,927	43,112	55,399

Total expenses	183,239	162,238	363,655	335,624

Income from continuing operations	53,921	51,606	102,124	91,913
Equity in net loss of joint venture	(464)	(807)	(922)	(1,474)
Interest income, net	2,696	2,916	5,990	5,372

Income from continuing operations before income taxes	56,153	53,715	107,192	95,811
Income tax expense	20,876	20,345	40,698	36,460

Income from continuing operations	35,277	33,370	66,494	59,351

Income from discontinued operations before income taxes	—	646	—	1,254
Income tax expense on discontinued operations	—	251	—	483

Income from discontinued operations	—	395	—	771

Net income	$35,277	$33,765	$66,494	$60,122

Basic income per share:
Income per share from continuing operations	$0.40	$0.37	$0.75	$0.65
Income per share from discontinued operations	$—	$—	$—	$0.01

Total basic income per share	$0.40	$0.37	$0.75	$0.66

Weighted average number of shares	87,976	90,820	88,969	90,699

Diluted income per share:
Income per share from continuing operations	$0.39	$0.36	$0.73	$0.64
Income per share from discontinued operations	$—	$—	$—	$0.01

Total diluted income per share	$0.39	$0.36	$0.73	$0.65

Weighted average number of shares	90,624	93,589	91,612	93,203

CheckFree Reports Fiscal 2007 Second Quarter Results

CHECKFREE CORPORATION AND SUBSIDIARIES
Consolidated Condensed Balance Sheets
(Unaudited)
(In thousands)

	December 31,	June 30,
	2006	2006
Current assets:
Cash, cash equivalents and investments	$260,153	$317,613
Settlement assets	130,513	107,128
Accounts receivable, net	167,340	146,605
Prepaid expenses and other assets	37,324	39,810
Deferred income taxes	6,779	7,311

Total current assets	602,109	618,467

Property and equipment, net	115,280	100,217
Capitalized software and intangible assets, net	886,055	906,767
Investments	70,267	78,559
Other noncurrent assets	9,433	8,779
Deferred income taxes	47,347	45,240

Total assets	$1,730,491	$1,758,029

Current liabilities:
Accounts payable, accrued liabilities and other	$86,131	$92,100
Settlement obligations	127,209	103,732
Deferred revenue	50,473	40,301

Total current liabilities	263,813	236,133

Accrued rent and other	4,321	3,844
Deferred income taxes	1,408	2,964
Deferred revenue	3,708	3,021
Capital leases and long-term obligations, less current portion	42,404	28,432

Total stockholders’ equity	1,414,837	1,483,635

Total liabilities and stockholders’ equity	$1,730,491	$1,758,029

CheckFree Reports Fiscal 2007 Second Quarter Results

Attachment A
Calculation of Free Cash Flow
(Unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Net cash provided by operating activities	$58,918	$56,787	$106,482	$100,262
Excluding: Net change in settlement accounts	(1,166)	(2,646)	(92)	2,262
Less: Capital expenditures	(13,436)	(16,476)	(25,535)	(23,642)
Plus: Data center reimbursements	3,664	—	4,190	—

Free cash flow	$47,980	$37,665	$85,045	$78,882

Additional Information:
Cash (used in)/provided by investing activities	$(43,018)	$(9,307)	$15,565	$(8,065)

Cash (used in)/provided by financing activities	$(45,136)	$8,124	$(142,183)	$13,314

Use of Non-GAAP Financial Information
     We supplement our reporting of cash flow information determined in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”) by using “free cash flow” in this earnings release as a measure to evaluate our liquidity. We define free cash flow as net cash provided by operating activities, exclusive of the net change in settlement accounts and less capital expenditures, plus data center reimbursements. We believe free cash flow provides useful information to management and investors in understanding our financial results and assessing our prospects for future performance. We also use free cash flow as a factor in determining long-term incentive compensation for senior management.
     We exclude the net change in settlement accounts from free cash flow because we believe this facilitates management’s and investors’ ability to analyze operating cash flow trends. In connection with our walk-in payment business, our consolidated balance sheet reflects settlement assets and settlement obligations. The settlement assets represent payment receipts in transit to us from agents, and the settlement obligations represent scheduled but unpaid payments due to billers. Balances in settlement accounts fluctuate daily based on deposit timing and payment transaction volume. These timing differences are not reflective of our liquidity, and thus, we exclude the net change in settlement accounts from free cash flow.
     As a technology company, we make significant capital expenditures in order to update our technology and to remain competitive. Our free cash flow reflects the amount of cash we generated that remains, after we have met those operational needs, for the evaluation and execution of strategic initiatives such as acquisitions, stock and/or debt repurchases and other investing and financing activities, including servicing additional debt obligations. During the fourth quarter of fiscal 2006, we entered into a credit facility to finance the construction of data centers. Amounts we spend to construct these data centers are included in our capital expenditures, but will be fully reimbursed by the credit facility. The reimbursements from the credit facility are added to our free cash flow measure because these expenditures do not impact our overall liquidity. The data center reimbursements line represents a change to our definition of free cash flow as of the quarter ended June 30, 2006.
     Free cash flow does not solely represent residual cash flow available for discretionary expenditures, as certain of our non-discretionary obligations are also funded out of free cash flow. These consist primarily of payments on capital leases and other long-term commitments, if any, as reflected in the table entitled “Contractual Obligations” in the “Liquidity and Capital Resources” section of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2006, which we filed with the Securities and Exchange Commission on September 8, 2006.
     The Company’s free cash flow should be considered in addition to, and not as a substitute for, net cash provided by operating activities or any other amount determined in accordance with GAAP. Further, CheckFree’s measure of free cash flow may not be comparable to similarly titled measures reported by other companies.

CheckFree Reports Fiscal 2007 Second Quarter Results

Attachment A (continued)
Reconciliation of GAAP Net Income to Underlying Net Income and Earnings Per Share
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Total revenues — GAAP	$237,160	$213,844	$465,779	$427,537
Impact of discontinued operations (1)	—	2,096	—	4,160

Total revenues — underlying	$237,160	$215,940	$465,779	$431,697

Net income from continuing operations per GAAP	$35,277	$33,370	$66,494	$59,351
Impact of discontinued operations (1)	—	395	—	771

Net income per GAAP	35,277	33,765	66,494	60,122
Amortization of acquisition-related intangible assets	10,156	9,655	21,123	35,197
SFAS 123(R) — Stock options issued before July 1, 2004	319	1,242	1,023	2,598
Tax benefit of underlying adjustments	(3,998)	(3,642)	(8,476)	(13,751)

Underlying net income	$41,754	$41,020	$80,164	$84,166

GAAP and underlying basic weighted average shares outstanding	87,976	90,820	88,969	90,699
GAAP and underlying impact of dilutive options and warrants	2,648	2,769	2,643	2,504
GAAP and underlying diluted weighted average shares outstanding	90,624	93,589	91,612	93,203

GAAP basic earnings per share	$0.40	$0.37	$0.75	$0.66
GAAP diluted earnings per share	$0.39	$0.36	$0.73	$0.65
Underlying basic earnings per share	$0.47	$0.45	$0.90	$0.93
Underlying diluted earnings per share	$0.46	$0.44	$0.88	$0.90

(1)	See Reconciliation of GAAP Results to Underlying Results by Segment, page 9, note (2)
Use of Non-GAAP Financial Information
     We supplement our reporting of total revenues, income (loss) from operations, net income (loss) and earnings (loss) per share information determined in accordance with GAAP by using “underlying revenue,” “underlying income (loss) from operations,” “underlying net income (loss)” and “underlying earnings (loss) per share” in this earnings release. Management believes that certain non-cash adjustments to revenues or expenses enhance our evaluation of our performance, and are not pertinent to day-to-day operational decision making in the business. Therefore, we exclude these items from GAAP revenue, income (loss) from operations, net income (loss) and earnings (loss) per share in calculating underlying revenue, underlying income (loss) from operations, underlying net income (loss) and underlying earnings (loss) per share.
     Examples of such non-cash charges may include, but not be limited to, intangible asset amortization expense and in-process research and development costs associated with acquisitions, charges associated with the impairment of intangible assets, the impact of discontinued operations, charges resulting from warrants issued to third parties, the SFAS 123(R) impact of stock options issued prior to July 1, 2004 and charges associated with reorganization activities, all offset by the cumulative tax impact of these charges. We exclude these items in order to more clearly focus on the factors we believe are pertinent to the daily management of our operations, and our management uses underlying results to evaluate the impact of operational business decisions. We regularly report underlying results to our Chairman and Chief Executive Officer, our chief operating decision maker, who uses this information in allocating resources to our various business units. Additionally, as we reward our management for their decisions that increase revenues and decrease controllable costs, we use underlying revenues and underlying income (loss) from operations as factors in determining short-term incentive compensation for management, and use underlying revenues, underlying net income (loss) and underlying earnings (loss) per share as factors in determining long-term incentive compensation for management.
     Because we utilize underlying financial results in the management of our business and to determine incentive compensation for management, we believe this supplemental information is useful to investors for their independent evaluation and understanding of the performance of our management and our core business performance. Our underlying revenues, underlying income (loss) from operations, underlying net income (loss) and underlying earnings (loss) per share should be considered in addition to, and not as a substitute for, revenues, income (loss) from operations, net income (loss) or earnings (loss) per share or any other amount determined in accordance with GAAP. Our measures of underlying revenues, underlying income (loss) from operations, underlying net income (loss) and underlying earnings (loss) per share reflect management’s judgment of particular items, and may not be comparable to similarly titled measures reported by other companies.

CheckFree Reports Fiscal 2007 Second Quarter Results

Attachment A (continued)
CHECKFREE CORPORATION AND SUBSIDIARIES
Supplemental Underlying Consolidated Condensed Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues:
Processing and servicing	$200,775	$187,700	$396,253	$374,324
License fees	12,321	7,822	21,395	15,380
Maintenance fees	11,924	9,974	23,454	19,644
Other	12,140	10,444	24,677	22,349

Total revenues	237,160	215,940	465,779	431,697

Expenses:
Cost of processing, servicing and support	93,832	81,275	186,510	161,202
Research and development	26,229	23,975	52,760	47,190
Sales and marketing	24,215	20,745	45,369	39,117
General and administrative	17,337	16,322	34,881	32,614
Depreciation and amortization	11,151	10,474	21,989	20,612

Total expenses	172,764	152,791	341,509	300,735

Income from operations	64,396	63,149	124,270	130,962
Equity in net loss of joint venture	(464)	(807)	(922)	(1,474)
Interest income, net	2,696	2,916	5,990	5,372

Income before income taxes	66,628	65,258	129,338	134,860

Income tax expense	24,874	24,238	49,174	50,694

Net income	$41,754	$41,020	$80,164	$84,166

Basic income per share:
Net income	$0.47	$0.45	$0.90	$0.93

Weighted average number of shares	87,976	90,820	88,969	90,699

Diluted income per share:
Net income	$0.46	$0.44	$0.88	$0.90

Weighted average number of shares	90,624	93,589	91,612	93,203

CheckFree Reports Fiscal 2007 Second Quarter Results

Attachment B
Reconciliation of GAAP Results to Underlying Results by Segment
(Unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Electronic Commerce:
Total revenues — GAAP and underlying	$176,413	$163,298	$347,442	$326,749

Operating income — GAAP	$52,258	$55,817	$101,799	$99,730
Amortization of acquisition-related intangible assets	8,867	7,352	18,494	30,927
SFAS 123(R) — Stock options issued before July 1, 2004 (1)	232	901	744	1,886

Underlying operating income	$61,357	$64,070	$121,037	$132,543

Investment Services:
Total revenues — GAAP	$29,637	$26,352	$59,259	$50,709
Impact of discontinued operations (2)	—	2,096	—	4,160

Total revenues — underlying	$29,637	$28,448	$59,259	$54,869

Operating income — GAAP	$5,194	$3,630	$10,166	$6,968
Amortization of acquisition-related intangible assets	484	648	968	961
SFAS 123(R) — Stock options issued before July 1, 2004(1)	33	128	105	267
Impact of discontinued operations (2)	—	646	—	1,254

Underlying operating income	$5,711	$5,052	$11,239	$9,450

Software:
Total revenues — GAAP and underlying	$31,110	$24,194	$59,078	$50,079

Operating income — GAAP	$6,696	$1,598	$12,163	$5,049
Amortization of acquisition-related intangible assets	805	1,655	1,661	3,309
SFAS 123(R) — Stock options issued before July 1, 2004 (1)	14	55	45	115

Underlying operating income	$7,515	$3,308	$13,869	$8,473

Corporate:
Operating loss — GAAP	$(10,227)	$(9,439)	$(22,004)	$(19,834)
SFAS 123(R) — Stock options issued before July 1, 2004(1)	40	158	129	330

Underlying operating loss	$(10,187)	$(9,281)	$(21,875)	$(19,504)

(1)	At the beginning of fiscal 2005, we implemented a new long-term incentive compensation philosophy, which significantly reduced overall participation and focused on restricted stock with limited stock options. As a result, we recorded the cost of restricted stock throughout fiscal 2005 in both underlying and GAAP results. In fiscal 2006, we have adopted SFAS 123(R), and are consequently recording all long-term incentive grants, both restricted stock and options, as an expense to both underlying and GAAP results. The adjustment from GAAP to underlying operating results in the table above reflects the SFAS 123(R) charge associated with options granted prior to July 1, 2004 under our previous compensation philosophy, which were originally accounted for utilizing APB 25.

(2)	In the third quarter ended March 31, 2006, the divestiture of our M-Solutions business, a component of our Investment Services segment, created a unique situation for our presentation of underlying results versus GAAP results. SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” requires us to report the results of operations from the disposed business, including any gain or loss on the sale, as an income statement item separately captioned “earnings from discontinued operations” on our GAAP basis unaudited condensed Statements of Operations. This treatment is required for all periods presented, not just the period in which the sale took place. In contrast, for purposes of our underlying results, we have excluded the gain on disposition in the current periods, and included the results of the M-Solutions business for the periods of time that we owned the business and for all of the prior periods presented.

CheckFree Reports Fiscal 2007 Second Quarter Results

Attachment C
Electronic Billing and Payment Metrics
(in millions, except revenue/transaction and percentages)

	Quarter Ended
	12/31/2006	9/30/2006	6/30/2006	3/31/2006	12/31/2005
Transactions
CSP:
Revenue	$116.80	$114.20	$111.80	$113.80	$120.50
Revenue / Transaction	$0.46	$0.48	$0.49	$0.52	$0.60
Transactions	251.50	235.70	227.50	217.30	199.90
Sequential Quarterly Growth	7%	4%	5%	9%	5%

Non-CSP:
Revenue	$38.30	$36.20	$34.40	$36.00	$24.40
Revenue / Transaction	$0.54	$0.48	$0.46	$0.47	$0.34
Transactions	70.50	76.00	74.70	76.00	70.80
Sequential Quarterly Growth	-7%	2%	-2%	7%	-6%

Total:
Revenue	$155.10	$150.40	$146.20	$149.80	$144.90
Transactions	322.00	311.70	302.20	293.30	270.70
Sequential Quarterly Growth	3%	3%	3%	8%	2%

e-Bill Delivery
Revenue	$8.70	$8.50	$8.00	$7.40	$7.20
Revenue / e-Bill	$0.16	$0.16	$0.16	$0.16	$0.16
e-Bills Delivered	54.90	51.80	50.00	46.70	45.20
Sequential Quarterly Growth	6%	3%	7%	3%	6%

Other EC Revenue(1)	$12.60	$12.10	$12.30	$12.20	$11.20

Other Performance Metrics
Active Full Service Subscribers(2)	11.10	10.50	10.00	9.70	9.00

(1)	Other revenue includes Health and Fitness, Professional Services and Stored Value Products.

(2)	“Active” refers to subscribers who have viewed or paid a bill in the last 90 days at a Consumer Service Provider that outsources essentially all of its electronic billing and payment (EBP) functions to CheckFree.